UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                               (Amendment No.1)*

                         Reckson Associates Realty Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)
--------------------------------------------------------------------------------

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75621K106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Jeffrey Ruiz
                                Deutsche Bank AG
                        c/o Deutsche Bank Securities Inc.
                                 60 Wall Street
                               New York, NY 10005
                                 (212) 250-3667

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 21, 2006

             (Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 066821109
------=====---------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Deutsche Bank AG
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS                                                        WC
       (See Item 3)
----- --------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]
----- --------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Deutsche Bank AG is organized under the laws of the Federal Republic of Germany.
----- --------------------------------------------------------------------------
                      7     SOLE VOTING POWER

                            6,025,314
                      ----------------------------------------------------------
NUMBER OF             8     SHARED VOTING POWER
SHARES
BENEFICIALLY                13,310
OWNED BY              ----------------------------------------------------------
EACH                  9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                      6,025,314
                      ----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER

                            13,310
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,038,624
--------------------------------------------------------------------------------
12
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.21%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      BK
--------------------------------------------------------------------------------

Cusip No. 066821109
---------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Deutsche Bank Securities Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS                                                        WC
       (See Item 3)
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER

                            0
                      ----------------------------------------------------------
NUMBER OF             8     SHARED VOTING POWER
SHARES
BENEFICIALLY                13,310
OWNED BY              ----------------------------------------------------------
EACH                  9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
                      ----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER

                            13,310
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,310
--------------------------------------------------------------------------------
12
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.02%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      BD
--------------------------------------------------------------------------------

Item 1.   Security and Issuer

        This statement on Schedule 13D (this "Statement") relates to shares of common stock, par value $0.01 per share (the "Shares"), of Reckson Associates Realty Corp. (the "Issuer"). The Issuer has its principal executive offices at 625 Reckson Plaza, Uniondale, New York 11556..


Item 5.    Interest in Securities of the Issuer

(a) and (b) According to information filed by the Issuer with the Securities and Exchange Commission in its Form 10-Q for the quarter ended September 30, 2006, the number of Shares outstanding was 83,762,635 as of November 7, 2006. As of December 21, 2006, the reporting Person may have been deemed the beneficial owner of 6,038,624 Shares (approximately 7.2% of the total number of Shares outstanding).

Deutsche Bank AG,London Branch                                       5,286,485
Deutsche Bank AG,London Branch (arbitrage)                             738,829
Deutsche Bank Securities Inc.                                           13,310


(c) Transactions by the Reporting Person in the Shares effected during the past sixty days are set forth in Schedule 1 to this Schedule 13D, which is incorporated by reference herein.

(d)     Not applicable.

(e)     Not applicable..

                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated as of December 22, 2006





                                         DEUTSCHE BANK AG

                                         By: /s/ Jeffrey A. Ruiz
                                             --------------------------
                                             Name:  Jeffrey A. Ruiz
                                             Title: Vice President


                                         DEUTSCHE BANK AG

                                         By: /s/ Pasquale Antolino
                                             --------------------------
                                             Name:  Pasquale Antolino
                                             Title: Assistant Vice President


                                         DEUTSCHE BANK SECURITIES INC.

                                         By: /s/ Margaret Adams
                                             --------------------------
                                             Name:  Margaret Adams
                                             Title: Director


                                         DEUTSCHE BANK SECURITIES INC.

                                         By: /s/ Jeffrey A. Ruiz
                                             --------------------------
                                             Name:  Jeffrey A. Ruiz
                                             Title: Vice President

                        Schedule 1 - 60 Day Trade History
                                Deutsche Bank AG

DATE            BUY/SELL             QTY                  PRICE
--------------------------------------------------------------------------------
10/23/06        BUY                  13                   43.69
--------------------------------------------------------------------------------
10/23/06        BUY                  13                   43.69
--------------------------------------------------------------------------------
10/24/06        SELL                 2                    43.84
--------------------------------------------------------------------------------
10/24/06        SELL                 2                    43.84
--------------------------------------------------------------------------------
10/24/06        BUY                  6,700                43.78
--------------------------------------------------------------------------------
10/25/06        BUY                  23                   43.99
--------------------------------------------------------------------------------
10/25/06        SELL                 17                   43.95
--------------------------------------------------------------------------------
10/25/06        BUY                  23                   43.99
--------------------------------------------------------------------------------
10/25/06        SELL                 17                   43.95
--------------------------------------------------------------------------------
10/25/06        BUY                  400,000              43.92
--------------------------------------------------------------------------------
10/26/06        SELL                 4                    43.92
--------------------------------------------------------------------------------
10/26/06        SELL                 4                    43.92
--------------------------------------------------------------------------------
10/27/06        SELL                 12                   44.10
--------------------------------------------------------------------------------
10/27/06        SELL                 12                   44.10
--------------------------------------------------------------------------------
10/30/06        BUY                  66                   43.85
--------------------------------------------------------------------------------
10/30/06        BUY                  66                   43.85
--------------------------------------------------------------------------------
10/30/06        BUY                  405,900              43.99
--------------------------------------------------------------------------------
10/31/06        SELL                 121                  43.96
--------------------------------------------------------------------------------
10/31/06        SELL                 11                   44.02
--------------------------------------------------------------------------------
10/31/06        SELL                 121                  43.96
--------------------------------------------------------------------------------
10/31/06        SELL                 11                   44.02
--------------------------------------------------------------------------------
11/01/06        SELL                 209                  44.12
--------------------------------------------------------------------------------
11/01/06        BUY                  12                   44.17
--------------------------------------------------------------------------------
11/01/06        BUY                  12                   44.17
--------------------------------------------------------------------------------
11/02/06        SELL                 10,231               43.97
--------------------------------------------------------------------------------
11/03/06        BUY                  16                   43.62
--------------------------------------------------------------------------------
11/03/06        BUY                  16                   43.62
--------------------------------------------------------------------------------
11/03/06        BUY                  3,140                43.59
--------------------------------------------------------------------------------
11/07/06        BUY                  100,000              43.56
--------------------------------------------------------------------------------
11/09/06        SELL                 28                   43.87
--------------------------------------------------------------------------------
11/09/06        SELL                 28                   43.87
--------------------------------------------------------------------------------
11/09/06        BUY                  8,800                43.57
--------------------------------------------------------------------------------
11/09/06        BUY                  8,800                43.57
--------------------------------------------------------------------------------
11/10/06        BUY                  4                    44.05
--------------------------------------------------------------------------------
11/10/06        BUY                  49                   44.06
--------------------------------------------------------------------------------
11/10/06        SELL                 1                    43.93
--------------------------------------------------------------------------------
11/10/06        SELL                 1                    43.93
--------------------------------------------------------------------------------
11/10/06        SELL                 8,800                43.57
--------------------------------------------------------------------------------
11/10/06        BUY                  14,400               43.98
--------------------------------------------------------------------------------
11/10/06        BUY                  236,300              44.12
--------------------------------------------------------------------------------
11/10/06        BUY                  84,000               43.94
--------------------------------------------------------------------------------
11/13/06        BUY                  46                   44.17
--------------------------------------------------------------------------------
11/13/06        BUY                  140                  44.26
--------------------------------------------------------------------------------
11/13/06        BUY                  113                  44.14
--------------------------------------------------------------------------------
11/13/06        BUY                  113                  44.14
--------------------------------------------------------------------------------
11/14/06        BUY                  205                  44.66
--------------------------------------------------------------------------------
11/14/06        BUY                  12,300               44.73
--------------------------------------------------------------------------------
11/15/06        SELL                 221                  44.63
--------------------------------------------------------------------------------
11/15/06        BUY                  106                  44.62
--------------------------------------------------------------------------------
11/16/06        BUY                  685                  47.98
--------------------------------------------------------------------------------
11/16/06        BUY                  649                  47.98
--------------------------------------------------------------------------------
11/16/06        BUY                  649                  47.98
--------------------------------------------------------------------------------
11/16/06        BUY                  100,000              47.82
--------------------------------------------------------------------------------
11/16/06        SELL                 26,000               46.85
--------------------------------------------------------------------------------
11/16/06        SELL                 17,600               47.82
--------------------------------------------------------------------------------
11/16/06        SELL                 36,000               47.89
--------------------------------------------------------------------------------
11/17/06        SELL                 264                  48.22
--------------------------------------------------------------------------------
11/17/06        SELL                 266                  48.22
--------------------------------------------------------------------------------
11/17/06        SELL                 266                  48.22
--------------------------------------------------------------------------------
11/17/06        SELL                 650,000              48.22
--------------------------------------------------------------------------------
11/17/06        BUY                  225,000              47.93
--------------------------------------------------------------------------------
11/20/06        SELL                 118,300              48.47
--------------------------------------------------------------------------------
11/20/06        BUY                  24                   48.40
--------------------------------------------------------------------------------
11/20/06        SELL                 70                   48.30
--------------------------------------------------------------------------------
11/20/06        BUY                  24                   48.40
--------------------------------------------------------------------------------
11/20/06        SELL                 84                   48.35
--------------------------------------------------------------------------------
11/21/06        SELL                 74,600               48.83
--------------------------------------------------------------------------------
11/21/06        BUY                  39                   48.72
--------------------------------------------------------------------------------
11/21/06        SELL                 77                   48.37
--------------------------------------------------------------------------------
11/21/06        BUY                  39                   48.72
--------------------------------------------------------------------------------
11/22/06        SELL                 190,000              48.85
--------------------------------------------------------------------------------
11/22/06        BUY                  40                   48.85
--------------------------------------------------------------------------------
11/24/06        SELL                 67,100               48.89
--------------------------------------------------------------------------------
11/24/06        SELL                 74                   48.38
--------------------------------------------------------------------------------
11/27/06        BUY                  18                   48.86
--------------------------------------------------------------------------------
11/27/06        SELL                 18,100               49.05
--------------------------------------------------------------------------------
11/28/06        BUY                  50,000               48.92
--------------------------------------------------------------------------------
11/28/06        SELL                 50,000               49.07
--------------------------------------------------------------------------------
11/29/06        SELL                 110                  49.60
--------------------------------------------------------------------------------
11/29/06        BUY                  50,000               49.54
--------------------------------------------------------------------------------
11/29/06        SELL                 46,400               49.77
--------------------------------------------------------------------------------
12/01/06        SELL                 9,600                48.41
--------------------------------------------------------------------------------
12/01/06        BUY                  6                    48.38
--------------------------------------------------------------------------------
12/01/06        SELL                 31,900               48.45
--------------------------------------------------------------------------------
12/01/06        SELL                 6,800                48.44
--------------------------------------------------------------------------------
12/04/06        SELL                 100,000              45.46
--------------------------------------------------------------------------------
12/06/06        SELL                 74                   45.44
--------------------------------------------------------------------------------
12/07/06        BUY                  300,000              45.65
--------------------------------------------------------------------------------
12/07/06        SELL                 100,000              45.90
--------------------------------------------------------------------------------
12/07/06        BUY                  283,469              45.65
--------------------------------------------------------------------------------
12/08/06        BUY                  200,000              45.90
--------------------------------------------------------------------------------
12/08/06        BUY                  65,800               45.85
--------------------------------------------------------------------------------
12/08/06        SELL                 250,000              45.73
--------------------------------------------------------------------------------
12/08/06        BUY                  534,800              45.56
--------------------------------------------------------------------------------
12/08/06        BUY                  882,000              45.90
--------------------------------------------------------------------------------
12/11/06        BUY                  100,000              46.04
--------------------------------------------------------------------------------
12/12/06        SELL                 35,023               46.15
--------------------------------------------------------------------------------
12/13/06        SELL                 78                   46.04
--------------------------------------------------------------------------------
12/13/06        BUY                  25,000               46.12
--------------------------------------------------------------------------------
12/20/06        SELL                 500                  45.89
--------------------------------------------------------------------------------
12/21/06        BUY                  1,821,700            45.89
--------------------------------------------------------------------------------